Exhibit 99.(n)(1)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of First Eagle Credit Opportunities Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities, including the schedule of investments, of First Eagle Credit Opportunities Fund and its subsidiary (the “Fund”) as of December 31, 2022, the related statements of operations and cash flows for the year ended December 31, 2022, the statement of changes in net assets for each of the two years in the period ended December 31, 2022, including the related notes, and the financial highlights for each of the periods indicated therein, and in our report dated February 28, 2023, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities, including the schedule of investments, as of December 31, 2021 and 2020, and the related statements of operations and cash flows for the year or period ended December 31, 2021 and 2020, and the statement of changes in net assets for the period ended December 31, 2020 (none of which are presented herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth under the section entitled Senior Securities in the Registration Statement on Form N-2 of the Fund, filed on April 28, 2023, for each of the two years in the period ended December 31, 2022, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/PricewaterhouseCoopers LLP

New York, New York

April 11, 2024